Exhibit 99.1

ASLIN GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

     , 2014

Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASLIN GROUP, INC.  The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement, each dated      , 2014, regarding the Special Meeting of Stockholders of Aslin Group, Inc. to be held on      , 2014, and any adjournments or postponements thereof.  The undersigned hereby revokes all prior proxies and hereby appoints Malcolm M. Aslin and Pamela Berneking, with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of common stock of Aslin Group, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein.  If this proxy is properly executed and returned but no direction is given, this proxy will be voted: (i) “FOR” approval of the Merger Proposal (as defined below), (ii) “FOR” approval of the 280G Proposal (as defined below), and (iii) in the discretion of the proxy holders on any other matter that may properly come before the Special Meeting.  If you voted to “ABSTAIN” for any proposal, it will have the same effect as an “AGAINST” vote with respect to such proposal.  You may revoke this proxy at any time prior to the vote of the stockholders at the Special Meeting.

Approval of the 280G Proposal is not a condition of the Agreement and Plan of Merger, dated as of May 22, 2014, between First Business Financial Services, Inc., Aslin Group, Inc. and AGI Acquisition Corp., and the transactions contemplated thereby.

The Board of Directors recommends a vote “FOR” each of the proposals described below.

1.

To approve the Agreement and Plan of Merger, dated as of May 22, 2014, between First Business Financial Services, Inc., Aslin Group, Inc. and AGI Acquisition Corp., and the transactions contemplated thereby (the “Merger Proposal”).

		☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve certain payments and benefits to Pamela Berneking, President and Chief Executive Officer of Alterra Bank (the “280G Proposal”).	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments thereof.

Please date this proxy and sign exactly as your name or names appear on your stock certificates.  If stock is held jointly, each holder should sign.  Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If the stockholder is an individual, the stockholder or the stockholder’s authorized representative shall date and sign the signature block directly below.

Dated: , 2014
Signature

Printed Name/Title

Signature (if held jointly)

Printed Name (if held jointly)

If the stockholder is an entity (such as a trust, corporation, partnership or limited liability company), a duly authorized person on behalf of the stockholder shall date and sign the signature block directly below.

Dated: , 2014
Legal Name of Entity

By:
Name:
Title:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

BY USING THE ENCLOSED ENVELOPE TO:

Aslin Group, Inc.

11300 Tomahawk Creek Parkway, Suite 100
Leawood, KS 66211

Attention: Corporate Secretary